United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

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SCOLR Pharma, Inc.
(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SCOLR Pharma, Inc.
3625 132nd Avenue SE, Suite 400
Bellevue, Washington 98006
_________________

April 30, 2008

Dear Stockholder:

This year’s annual meeting of stockholders will be held on June 5, 2008, at 10:00 a.m. local time at The American Stock Exchange, 86 Trinity Place, New York, New York 10006. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter.

It is important that you use this opportunity to take part in the affairs of SCOLR Pharma by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of SCOLR Pharma’s Annual Report to Stockholders is also enclosed for your information. Following completion of the scheduled business, we will report on SCOLR Pharma’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

DANIEL O. WILDS
President and Chief Executive Officer

SCOLR Pharma, Inc.
3625 132nd Avenue SE, Suite 400
Bellevue, Washington 98006
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 5, 2008
_________________

To the Stockholders of SCOLR Pharma, Inc.:

Notice is hereby given that the annual meeting of the stockholders of SCOLR Pharma, Inc., a Delaware corporation, will be held on June 5, 2008, at 10:00 a.m. local time at The American Stock Exchange, 86 Trinity Place New York, New York 10006, for the following purposes:

1. To elect nine directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

2. To ratify the appointment of Grant Thornton LLP as our independent audit firm for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 17, 2008, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006.

By order of the Board of Directors,

DANIEL O. WILDS
President and Chief Executive Officer
Bellevue, Washington
April 30, 2008

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BANK, BROKER OR OTHER NOMINEE.

SCOLR Pharma, Inc.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 5, 2008

SCOLR Pharma, Inc.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 5, 2008

The accompanying proxy is solicited by the Board of Directors of SCOLR Pharma, Inc., a Delaware corporation, for use at its 2008 annual meeting of stockholders or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 30, 2008.

Date, Time and Place of Meeting.    This year’s annual meeting of stockholders will be held on June 5, 2008, at 10:00 a.m. local time at The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

SOLICITATION AND VOTING

Voting Securities.    Only stockholders of record as of the close of business on April 17, 2008, will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, we had 41,128,359 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include matters such as the election of directors, increases in authorized common stock for general corporate purposes and the ratification of the appointment of independent auditors.

Solicitation of Proxies.    We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and may reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and other third parties to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Proxy Revocation.    A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of SCOLR Pharma a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. However, if a stockholder’s shares are held of record by a bank, broker or other nominee, the stockholder must first obtain a proxy issued in his or her name from such bank, broker or other nominee before voting the shares in person at the meeting.

Principal Executive Offices.    Our principal executive offices are located at 3625 - 132nd Avenue SE, Suite 400, Bellevue, Washington 98006. Our corporate website is http://www.scolr.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of between four and twelve members, with the specific number to be established by resolution of the board of directors. The authorized number of directors is currently set at nine.

Our nominating and corporate governance committee has nominated for election by the stockholders the nine current members of the board of directors:  Randall L-W. Caudill, Reza Fassihi, Herbert L. Lucas, Jr., Bruce S. Morra, Wayne L. Pines, Jeffrey B. Reich, Michael N. Taglich, Gregory L. Weaver and Daniel O. Wilds.  If elected, the nominees will serve as directors until our annual meeting of stockholders in 2009 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

The following sets forth our current directors and information concerning their ages and background:

Name	Principal Occupation	Age	Director Since
Randall L-W. Caudill	Financial Consultant	61	2002
Reza Fassihi	Professor of Biopharmaceutics and Industrial Pharmacy	56	2003
Herbert L. Lucas, Jr.	Private Investor	81	1991
Bruce S. Morra	Pharmaceutical and Biotechnology Consultant	54	2007
Wayne L. Pines	FDA-related Regulatory and Media Consultant	64	2004
Jeffrey B. Reich	Vice President of Cramer, Rosenthal & McGlynn	46	2007
Michael N. Taglich	President of Taglich Brothers, Inc.	42	2003
Gregory L. Weaver	Chief Financial Officer of Talyst, Inc.	51	2007
Daniel O. Wilds	President and Chief Executive Officer of SCOLR Pharma, Inc.	59	2003

Randall L-W. Caudill, D. Phil., is president of Dunsford Hill Capital Partners, a financial consulting firm serving early-stage healthcare and technology companies. From 1987 to 1997, while at Prudential Securities, Mr. Caudill established and headed the firm’s San Francisco investment banking practice and served as head of the mergers and acquisitions department and co-head of Prudential’s investment banking division. Mr. Caudill also served as executive director and co-head of mergers and acquisitions at Morgan Grenfell Inc. and as vice president in the mergers and acquisitions department of The First Boston Corporation. Mr. Caudill currently serves as chairman of the board of directors of VaxGen, Inc., and on the boards of directors of RamGen Inc. and Helix BioMedix Inc. Mr. Caudill received a M.A. in Public and Private Management from Yale University and a doctorate of philosophy while a Rhodes Scholar at Oxford University.

Reza Fassihi, Ph.D., is the co-inventor and holder of patents in our CDT(R) platform and is a consultant to us. He is a professor of biopharmaceutics and industrial pharmacy at Temple University, School of Pharmacy. Dr. Fassihi joined Temple University in 1992, where he has served as professor, director of graduate programs, and has chaired various committees and is co-chair of PPF (Philadelphia Pharmaceutical Forum). Dr. Fassihi is widely published in more than 124 peer-reviewed professional papers, numerous chapters in books and is credited with more than 300 abstracts. Currently he has ongoing projects in collaboration with various pharmaceutical laboratories. He acts as a consultant to a number of pharmaceutical and nutritional manufacturers, government agencies, and has served as an expert witness on issues related to pharmaceutical products.

Herbert L. Lucas, Jr., has managed his family investment business since 1982. He has served on the boards of various financial and business institutions including Wellington Trust Company, Arctic Alaska Fisheries, Inc., and Sunworld International Airways, Inc. Mr. Lucas has served as Trustee of The J. Paul Getty Trust, the Los Angeles County Museum of Art, The Morgan Library, and Winrock International Institute for Agricultural Research and Development. He was formerly a member of the Board of Trustees of Princeton University. From 1972 to 1981, he served as president of Carnation International in Los Angeles and as a director of the Carnation Company. Mr. Lucas received a B.A. degree in History from Princeton University and an M.B.A. degree from the Harvard University Graduate School of Business Administration.

Bruce S. Morra, Ph.D., is a consultant to companies in the pharmaceutical, medical device, drug delivery, biotech and polymers industries.  From 2003 to 2004, Dr. Morra was president of West Pharmaceutical Services’ drug delivery and contract clinical research businesses.   From 2002 to 2003, he was chief business officer of Progenitor Cell Therapy, LLC, a start-up company performing stem cell and other cell therapy process, device and drug contract research and manufacturing. From 1998 to 2004, Dr. Morra served as president, chief operating officer and chief financial officer of Biopore Corporation and its sister company Polygenetics, Inc.  He serves on the boards of directors of InforMedix Holdings, Inc. and Unigene Laboratories, Inc.  Dr. Morra earned his Ph.D. and M.S. in Polymer Science and Engineering and his M.B.A. from the

University of Massachusetts, Ahmerst in 1980, after graduating magna cum laude in Chemical Engineering from Princeton University in 1976.

Wayne L. Pines, is an international consultant on FDA-related regulatory and media issues and on corporate crisis management. Since 1993, he has been President of Regulatory Services and Healthcare at APCO Worldwide, a public affairs firm in Washington, D.C.  Prior to that, Mr. Pines was executive vice president of Burson-Martseller, an international public relations agency. Mr. Pines served for ten years at the FDA  as Chief of Consumer Education and Information, Chief of Press Relations and Associate Commissioner of Public Affairs. He is also a member of the board of Excel Life Sciences and MyCareTeam.com, and in the non-profit sector is Chairman of the Board of MedStar Research Institute and President of the Alliance for a Stronger FDA. A frequent lecturer at educational conferences, he has authored or edited a dozen books on FDA-related issues, medical advertising regulation and crisis management. Mr. Pines is a graduate of Rutgers University.

Jeffrey B. Reich, M.D., is a Vice President at the investment advisory firm of Cramer, Rosenthal & McGlynn (CRM), serving as a senior research healthcare analyst in the firm’s investment group. Prior to CRM, Dr. Reich was a portfolio manager/senior analyst and principal at Merlin Bio Med Group. Dr. Reich also serves on the board of directors of Neurologix, Inc., a development-stage company engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system utilizing gene therapies. He earned his B.A. from Binghamton University and his M.D. from Weill Medical College of Cornell University in 1987, where he was also an Assistant Clinical Professor in the Department of Neurology and Neuroscience for 10 years.

Michael N. Taglich, has served as president and co-founder of Taglich Brothers, Inc., a NASD broker-dealer focused on public and private micro cap companies, since 1992. From 1987 to 1992, Mr. Taglich served as vice president at Weatherly Securities. Mr. Taglich earned a B.S. from New York University.

Gregory L. Weaver, is chief financial officer of Talyst, Inc., a leading provider of pharmacy automation solutions to hospitals and other centralized pharmacies.  Prior to joining Talyst, Mr. Weaver held the position of senior vice president and chief financial officer of Sirna Therapeutics, a San Francisco biotechnology company which was acquired by Merck in 2006. Prior to joining Sirna Therapeutics, Mr. Weaver served as vice president, chief financial officer and secretary of Nastech Pharmaceutical Company Inc., a drug delivery company focused on intranasally delivered products and technologies. From 1999 to 2002, Mr. Weaver served as chief financial officer of Ilex Oncology Inc., a cancer drug development company and oncology-focused contract research organization.  He serves on the board of directors of Celsion Corporation.  Weaver received a B.S. in accounting from Trinity University in San Antonio, Tex., an M.B.A. from Boston College and received his C.P.A. license in 1985.

Daniel O. Wilds, is our president and chief executive officer.  From 1998 to July 2003, Mr. Wilds served as chairman, president and chief executive officer of Northwest Biotherapeutics, Inc., a biotechnology company focused on discovering, developing, and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. From 1997 to 1998, Mr. Wilds served as president and chief executive officer of Shiloov Biotechnologies (USA), Inc. From 1992 to 1996, Mr. Wilds served as president and chief executive officer of Adeza Biomedical Corporation, prior to which he served as president and chief executive officer of Medisense, Inc. and president of Baxter’s Chemotherapy Service. Mr. Wilds has also served as president and chief operating officer of Travenol-Genentech, Inc., a joint venture between Baxter International and Genentech, Inc., and has held other domestic and international senior management positions in the biomedical and biopharmaceutical fields. Mr. Wilds currently serves on the board of directors of Helix BioMedix, Inc.  Mr. Wilds holds a B.A. from California State University, Los Angeles and an M.B.A. from Northwestern University.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the nine nominees for director receiving the highest number of votes will be elected as members of the board of directors. Abstentions and broker non-votes will each be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Messrs. Caudill, Lucas, Pines, Dr. Reich, Weaver and Dr. Morra are “independent directors” within the meaning of the rules of the American Stock Exchange.  Mr. Wilds is not considered independent because he is an executive officer of SCOLR Pharma, Dr. Fassihi is not considered independent because he receives compensation for consulting services provided to SCOLR Pharma, and Mr. Taglich is not considered independent because of his role as chairman of the board.

Board Meetings and Committees

The board of directors held seven meetings of the full board and three meetings of the independent directors during the fiscal year ended December 31, 2007. The board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. Committee assignments are re-evaluated periodically and approved by the board of directors as needed. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board and all of the committees of the board on which such director served held during that period.

The following table sets forth the three standing committees of the board of directors, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Randall L-W. Caudill (A)	Member	Chair
Herbert L. Lucas, Jr. (B)	Chair		Member
Dr. Bruce S. Morra (D)	Member		Member
Wayne L. Pines (C)		Member	Chair
Dr. Jeffrey B. Reich (D)		Member	Member
Gregory L. Weaver (D)	Member	Member

Number of Meetings:	5	6	4

(A)	Mr. Caudill was a member and the chair of the Nominating and Corporate Governance Committee until December 6, 2007.
(B)	Mr. Lucas was a member of the Compensation Committee until December 6, 2007.
(C)	Mr. Pines was a member of the Audit Committee until December 6, 2007.
(D)	Committee appointments for Dr. Morra, Dr. Reich and Mr. Weaver were effective December 6, 2007.

Audit Committee.    The current members of the audit committee are Mr. Lucas (Chairman), Mr. Caudill, Dr. Morra and Mr. Weaver. The board of directors has determined that each member of the audit committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the SEC for audit committee membership and that each member of the audit committee is qualified as an “audit committee financial expert” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as Appendix A to this proxy statement. The audit committee retains our independent auditors, reviews their independence, reviews and approves any fee arrangements, oversees their audit work, reviews and pre-approves any non-audit services that may be performed by them, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies and reviews and approves any related party transactions. The audit committee held five meetings during 2007.

Compensation Committee.    The current members of the compensation committee are Mr. Caudill (Chairman), Mr. Pines, Dr. Reich and Mr. Weaver. The board of directors has determined that each member of the compensation committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the SEC for compensation committee membership and as outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The compensation committee acts pursuant to a written charter adopted by the board of directors. The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers. The compensation committee held six meetings during 2007.

Agendas for the meetings of the compensation committee are determined through a collaborative process involving the committee chairman and the chief executive officer. Committee meetings are usually attended by the chief executive, financial, legal and technical officers, who are excused from the meeting when the committee discusses their individual compensation or performance and during other executive sessions of the committee.

Nominating and Corporate Governance Committee.    The current members of the nominating and corporate governance committee are Mr. Pines (Chairman), Mr. Lucas, Dr. Morra and Dr. Reich.  The nominating and corporate governance committee acts pursuant to a written charter adopted by the board of directors. The nominating and corporate governance committee identifies individuals qualified to become members of the board of directors, selects or recommends to the board of directors director nominees for each election of directors, develops and recommends to the board of directors criteria for selecting qualified director candidates, considers committee member qualifications, appointment and removal, and provides oversight in the evaluation of the board of directors and each committee. The nominating and corporate governance committee held four meetings during 2007.

Independent Director Meetings

Non-management directors generally meet in executive session without management present each time the board of directors holds its regularly scheduled meetings. Mr. Pines has been designated by the board of directors to act as the lead director for such independent director meetings.

Director Nominations

When considering the nomination of director for election to the board of directors, the nominating and corporate governance committee generally reviews the results of an evaluation performed by the board of directors and each committee and the needs of the board of directors for various skills, background, experience and expected contribution and qualifications of the candidate. In this regard, the nominating and corporate governance committee concerns itself with the composition of the board of directors with respect to depth of experience, balance of professional interests, required expertise and other factors. The nominating and corporate governance committee evaluates prospective nominees on its own initiative or referred to it by the board of directors, management, stockholders or external sources.

Our stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. In summary, a stockholder desiring to nominate one or more candidates for election at our next annual meeting must submit written notice of such nomination to our corporate secretary not less than 90 days in advance of the third Monday in May. The deadline for submission of any director nominations by our stockholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.

Any stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the stockholder’s name and address;

•	a representation that the stockholder is entitled to vote at the annual meeting and a statement of the number of shares beneficially owned by the stockholder;

•
a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and,

•	the consent of each nominee to serve as a director if so elected.

Evaluation of any recommendations by stockholders of director candidates is the responsibility of our nominating and corporate governance committee under its charter. Stockholders may submit in writing recommendations for consideration by the nominating and corporate governance committee to the attention of our corporate secretary at 3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the nominating and corporate governance committee to consider.

Communications with Directors

Any stockholder wishing to communicate with any of our directors regarding SCOLR Pharma may write to the director, c/o Corporate Secretary, 3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006. Any such correspondence should indicate that the sender is a stockholder of SCOLR Pharma. Our corporate secretary will forward all communications the director or directors to whom it is addressed as soon as practicable, although communications that are primarily commercial in nature, abusive, in bad taste or that present safety or security concerns may be handled differently. The independent directors of the board of directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.

Director Attendance at Annual Meetings

We believe that annual meetings provide an opportunity for stockholders to communicate with members of our board of directors. We will make every effort to schedule the annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All of our directors are encouraged to attend the annual meeting of stockholders. We will reimburse all reasonable out-of-pocket traveling expenses incurred by our directors attending the annual meeting.  All of our directors then serving as members of the board of directors attended the 2007 annual meeting of stockholders.

Code of Business Conduct

The board of directors has adopted a code of business conduct that applies to all of our employees, officers and directors.  The code of business conduct is available on our website at www.scolr.com.  Any substantive amendment or waiver of the code of business conduct for executive officers or directors may be made only by the audit committee, and we intend to disclose any such amendment or waiver on our website.

Corporate Governance Materials

The board of directors has adopted a written charter for each of the committees described above. A copy of the audit committee charter is included as Appendix A to this proxy statement.  Links to these materials are available on our website at www.scolr.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are or have been an officer or employee of SCOLR Pharma. During 2007, none of our executive officers served on the compensation committee or board of directors of another entity any of whose executive officers served on our compensation committee or board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Grant Thornton LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2008.  Grant Thornton LLP has served as our independent auditors since 1996. A representative of Grant Thornton LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton LLP as our independent auditors is not required by our bylaws or otherwise. However, we are submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in our best interests.

The following table sets for the aggregate fees billed to us for the fiscal years ended December 31, 2007, and 2006, by Grant Thornton LLP.

	Fiscal 2007	Fiscal 2006
	(In thousands of U.S. dollars)
Audit Fees(1)	$294,105	$321,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	10,960	9,000
All Other Fees(4)	—	—
____________________________
(1)
Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the audit of our annual financial statements, (ii) the review of our quarterly financial statements, or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.

(2)
Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews. This category primarily includes services relating to internal control assessments and accounting-related consulting. Grant Thornton LLP rendered no such services during the last two years.

(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice, and tax planning.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all our outstanding shares of common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS SCOLR PHARMA’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Grant Thornton LLP is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles in the United States and to issue a report on its audit.

The current members of the audit committee are Mr. Lucas (Chairman), Mr. Caudill, Dr. Morra, and Mr. Weaver. The board of directors has determined that each member of the audit committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the SEC for audit committee membership. The board of directors has also determined that each member of the audit committee is qualified as an “audit committee financial expert” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as Appendix A to this proxy statement. The audit committee retains our independent auditors, reviews their independence, reviews and approves any fee arrangements with our auditors, oversees their audit work, reviews and pre-approves any non-audit services that may be performed by them, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies and reviews and approves any related party transactions.

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007, with management and with our independent auditors. The audit committee has also reviewed and discussed with our independent auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has met with Grant Thornton LLP, with and without management present, to discuss the overall scope of Grant Thornton LLP’s audit, the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting.

The audit committee has received from Grant Thornton LLP a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that SCOLR Pharma’s audited financial statements be included our annual report on Form 10-K for the fiscal year ended December 31, 2007.

AUDIT COMMITTEE

Herbert L. Lucas, Jr. (Chairman)
Randall L-W. Caudill
Dr. Bruce S. Morra
Gregory L. Weaver

EXECUTIVE OFFICERS

Our executive officers are generally elected annually at the meeting of our board of directors held in conjunction with the annual meeting of stockholders. The following sets forth our current executive officers and information concerning their age and background as of April 1, 2008:

Name	Position	Age	Position Since
Daniel O. Wilds	President and Chief Executive Officer	59	2003
Richard M. Levy	Vice President of Finance and Chief Financial Officer	49	2005
Alan M. Mitchel	Senior Vice President of Business and Legal Affairs and Chief Legal Officer	51	2005
Stephen J. Turner	Vice President and Chief Technical Officer	37	2003

Daniel O. Wilds – for a biographical summary of Mr. Wilds, see the “Directors” section of this proxy statement.

Richard M. Levy is our Chief Financial Officer and Vice President of Finance. Mr. Levy has experience as a chief financial officer, controller, consultant and auditor.  Before joining us, Mr. Levy served as  the CFO for the specialty finance segment and corporate controller for Washington Mutual Bank. Mr. Levy worked for Bank of America for seven years. His experience there included serving as the senior vice president and controller of Bank of America Texas operations and also included coordinating all accounting activities and acting as chief financial officer for new acquisitions. His work at Bank of America also included international financial management experience in its international private banking and world banking divisions. His corporate financial duties included serving as director and as chief financial officer of various Bank of America subsidiaries. Mr. Levy earned his B.A. in business economics and accounting from the University of California, Santa Barbara and is licensed as a C.P.A.

Alan M. Mitchel is our Senior Vice President of Business and Legal Affairs and Chief Legal Officer.  Mr. Mitchel has practiced corporate law for more than twenty years prior to joining us, with private law firms in Seattle and Miami. In addition, Mr. Mitchel has general management experience as managing partner of a food manufacturing company for the food service industry. Mr. Mitchel received an L.L.B. from Duke University School of Law.

Stephen J. Turner is our Vice President and Chief Technical Officer.  Since 1999, Mr. Turner has been primarily responsible for the commercialization and application of our CDT platform.  In addition to Mr. Turner’s involvement in our growth and application of our technology platform, he is named on one patent issued to us, has contributed to numerous additional patent filings, has published articles in industry related publications, and has presented his research findings at numerous academic seminars and symposia. Mr. Turner is an active member in scientific organizations including the American Association of Pharmaceutical Scientists and the Controlled Release Society. Mr. Turner holds a B.S. in biology with a minor in geochemistry from Western Washington University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Our Compensation Discussion and Analysis discusses the total compensation for our Chief Executive Officer, Chief Financial Officer, and our two other executive officers. We refer to these executive officers as our “named executive officers.”

1.	Daniel O. Wilds, our Chief Executive Officer and a member of our board of directors, has served in that capacity since 2003.

2.	Richard M. Levy, our Vice President of Finance and Chief Financial Officer, has served in that capacity since 2005.

3.	Alan M. Mitchel, our Senior Vice President of Business and Legal Affairs and our Chief Legal Officer, has served in that capacity since 2005.

4.	Stephen J. Turner, our Vice President and Chief Technical Officer, has served in that capacity since 2003 and has nine years of service with SCOLR Pharma.

This Compensation Discussion and Analysis provides us the opportunity to describe our overall compensation philosophy, objectives and practices to current and potential investors. Our compensation philosophy and objectives generally apply to all our employees and most of our employees are eligible to participate in the three main components of our compensation program (salary, annual bonus and long-term incentives). The relative value of each of these programs for individual employees varies based on job role and responsibility, as well as our financial and stock price performance.

Our compensation program is characterized by the following:

•	It aligns executive officer and stockholder financial interests;

•	It enables us to attract, motivate, reward and retain highly talented executive officers;

•	It considers competitive compensation practices and relevant factors by establishing compensation targets at specific benchmark percentiles;

•	A significant portion of executive officer compensation is realized only when we achieve annual business goals;

•
It includes thorough processes that include compensation committee review and approval of compensation program design and practices, the advice of an independent, third-party compensation consultant engaged by the compensation committee and in-depth discussions between our Chief Executive Officer and the compensation committee with respect to his performance, as well as the performance of the other executive officers; and,

•	It features consistently and appropriately applied practices with respect to the timing and pricing of stock option grants.

What are the objectives of our executive compensation program?

The main objective of our compensation program is to align the financial interests of our executive officers and stockholders.  To achieve this alignment we must attract and retain individuals with the appropriate experience and leadership ability, and we must motivate and reward them to build long-term stockholder value.  We believe our compensation program must be competitive in a challenging and dynamic labor market, while, at the same time, reinforcing our core values of innovation, execution and partnership.

What is our executive compensation program designed to reward?

Our compensation program rewards our executive officers when they achieve our annual business goals, build stockholder value, and maintain long-term careers with SCOLR Pharma.  We reward these three aspects so that the team will make balanced annual and long-term decisions that result in product innovation and collaboration within SCOLR Pharma.

What are the elements of our executive officer compensation program and why do we provide each element?

We have a straightforward compensation program.  The three main elements are salary, bonus and long-term incentives.  We also provide executive officers a 401(k) plan, health and welfare programs, and other forms of compensation, perquisites and personal benefits.  Each of these elements helps us attract and retain executive officers and the specific purposes of each of them are identified in the descriptions that follow.

Salary – We provide an annual salary to each executive officer as an economic consideration for each person’s level of responsibility, expertise, skills, knowledge, and experience.

Bonus – The bonus is part of our executive officers’ annual compensation and one component of variable compensation.  We may or may not award an annual bonus, and the amount of any award varies with company performance and individual considerations.

Long-term Incentives – We provide long-term incentives in the form of stock options and restricted stock awards. Long-term incentives are a form of variable compensation in that the number of stock awards granted is discretionary and the amount of any income earned is completely dependent upon and varies with the stock price over the award term. We offer stock options and restricted stock awards as an incentive to build long-term stockholder value, to align the interests of executive officers and stockholders, and to retain executive officers through what we hope will be long-term wealth creation in the value of their stock awards, which have vesting provisions that encourage continued employment. The SEC requires that we report the estimated fair value of our stock awards in the Summary Compensation Table and the Grants of Plan-Based Awards table in accordance with FAS 123R for accounting purposes. At the time of grant, our stock options have no intrinsic value and the amounts disclosed in the tables for accounting purposes do not reflect whether the executive officer has or will realize a financial benefit from the stock option awards. Our executive officers are motivated by the potential appreciation in our stock price above the exercise price of the stock options.  We are positioned to refine our long-term incentive strategy should it be in the interests of stockholders so that we can continue to attract and retain the highly skilled talent required to execute our business strategy.

401(k) Plan – We offer a tax-qualified 401(k) plan to all employees, including our executive officers.  We offer this plan to encourage long-term employment, stock ownership, and to create stockholder value.  We do not have a pension plan or other defined benefit retirement plans.

Health and Welfare Programs – We provide a broad-based health plan for all employees, including our executive officers.  We also offer a vacation program to all employees, including executive officers, which is consistent with competitive practices in our industry. The vacation accrual rate generally varies with length of service.

Post-Employment Compensation and Perquisites – We make the following additional benefits to our executive officers:

•
Severance arrangements – We employ our executive officers “at will.” All of our executive officers have employment agreements with severance arrangements in the event we terminate their employment “without cause” or they terminate their employment for “good reason.”

•
Equity Incentive Plan – Our 2004 Equity Incentive Plan and the award agreements under the plan provide for accelerated vesting of unvested awards under certain involuntary terminations.  The plan also provides that, in the event of a change in control, any options which are neither assumed or substituted for by the acquiror in connection with the change in control nor exercised as of the date of the change in control, shall terminate and cease to be outstanding effective as of the date of the change in control.  However, our board of directors may, in its discretion, provide in any option award agreement that, in the event of a change in control, the vesting of the option will accelerate upon such circumstances and to such extent as specified in such award agreement.

How do we determine the amount for each element of executive officer compensation?

We believe the levels of compensation we provide should be competitively reasonable and appropriate for our business needs and circumstances. Our approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.  We follow a two-phase process.  In the first phase, we conduct competitive compensation analyses to estimate the median and the 75th percentile positions for salary, target annual cash (salary + target bonus), long-term incentive compensation, and target total direct compensation (salary + target bonus + long-term incentives). The range from the competitive median to above the 75th percentile reflects what the compensation committee believes is competitively reasonable and appropriate.  We believe this range is consistent with our compensation program objectives and is appropriate given that our target total direct compensation is variable because bonus plus stock awards are approximately 50-60% of target total direct compensation for named executive officers eligible to receive a bonus, and we do not provide a defined benefit pension plan. In the second phase, we consider many factors in determining appropriate compensation levels for each executive officer. These considerations may include:

•	Our analysis of competitive compensation practices;

•	The compensation committee’s evaluation of the Chief Executive Officer and the other executive officers;

•	Individual performance and contributions to company performance goals;

•	Operational management, such as project milestones and process improvements;

•	Internal working and reporting relationships and our desire to encourage collaboration and teamwork among our executive officers;

•	Individual expertise, skills and knowledge;

•	Labor market conditions; and,

•	Information and advice from an independent, third-party compensation consultant engaged by the compensation committee.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among executive officers.  Ultimately, it is the compensation committee’s judgment of these factors along with competitive data that form the basis for determining the Chief Executive Officer’s compensation.  The compensation committee and the Chief Executive Officer follow a similar practice to determine the basis of the other executive officers’ compensation.

Competitive Compensation Analysis – We use SEC disclosure data from our peer companies to identify competitive compensation practices relevant to our executive officers.  The criteria we use to select peer companies include industry participants and small market capitalization companies with similar pay models. During 2007, the compensation committee primarily relied on industry data and sources for the biotech industry without identifying specific peer companies. Market studies and surveys of peer companies were used in setting 2008 compensation.

The peer companies for 2008 were:

Acura Pharmaceuticals	DOR Biopharma	MiddleBrook Pharmaceuticals
Acusphere	Elite Pharmaceuticals	Penwest Pharmaceuticals
BioDelivery Sciences Int’l	Emisphere Technologies	Pozen
Depomed	InSite Vision

We reviewed our relative position among the peer companies with respect to market capitalization, geographic location, revenue and stage of product development.  Our analysis relative to the peer companies supported our view that the peer companies include an appropriate range of size, geography and performance and did not introduce a favorable or unfavorable bias in comparing executive compensation data.

How Prior Compensation is Considered – The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior stock awards, is generally not a significant factor in the compensation committee’s considerations because bonuses are awarded for fiscal year performance and stock awards are awarded as part of the target total direct compensation the compensation committee establishes each year.

Tax Considerations – A goal of the compensation committee is to comply with the requirements of Internal Revenue Code Sections 162(m) and 409A. Section 162(m) places a $1 million annual limit on the amount that a public company may deduct for compensation paid to the Chief Executive Officer and the other three most highly compensated executive officers, excluding the Chief Financial Officer. The $1 million limit does not apply if the compensation meets Section 162(m) requirements for performance-based compensation (i.e., the compensation is based on pre-established objective performance goals based on criteria approved by stockholders and is determined and administered according to related regulations). Compliance with Section 162(m) did not influence the allocation of compensation among salary, annual bonus plan targets and stock award grants. We designed and administered our 2007 bonus program to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m).

Under Section 409A, amounts deferred by an executive officer under a nonqualified deferred compensation plan (including severance provisions in an employment agreement) may be included in gross income when deferred and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. Nonqualified stock options may be exempt from Section 409A if the option satisfies certain requirements (i.e., the exercise price is not less than the fair market value on the grant date, the number of shares subject to option is fixed on the grant date, and there is no deferral feature beyond exercise). We administer executive officer employment agreements and stock option awards consistent with Section 409A requirements.

CEO Involvement in Compensation Decisions – At the end of the fiscal year, the compensation committee and the Chief Executive Officer discussed our business performance, his performance and his evaluation of and compensation recommendations for the other executive officers. The compensation committee, without the Chief Executive Officer present, determined the Chief Executive Officer’s annual salary, bonus award and stock option award.  The compensation committee also approved the annual salaries, bonuses and stock option awards for the other executive officers.

Consultants and Advisors – The compensation committee has the authority to retain and terminate any independent third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During 2007, the compensation committee engaged an independent executive compensation consulting firm, Milliman, Inc., to advise it on compensation matters.  Milliman reported directly to the compensation committee.  We did not engage Milliman for any additional services beyond its support of the compensation committee. The compensation committee instructed Milliman to provide information, insights and advice regarding compensation philosophy, objectives and strategy, selection of peer companies for competitive analyses, methodology for valuing long-term incentives and total direct compensation, and specific issues the compensation committee addressed during the year. The compensation committee asked Milliman to comment on our recommendations regarding executive officer compensation and aggregate equity compensation. Finally, the compensation committee instructed Milliman to provide an analysis of competitive practices for non-employee director compensation. Representatives from Milliman attended three meetings of the compensation committee during 2007 and interacted with the compensation committee chair, members of our executive team and outside legal counsel prior to and following compensation committee meetings. During 2007, the compensation committee sought and received advice from our outside legal counsel, DLA Piper.

What are the responsibilities and duties of the compensation committee?

The compensation committee is responsible for establishing compensation programs for all employees. For executive officers, the compensation committee evaluates performance and determines compensation policies and levels. The Chief Executive Officer may participate in the committee discussions regarding compensation of executive officers, but may not be present when the committee discusses his own compensation.

The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors relating to compensation and benefits of our executive officers. In carrying out these responsibilities, the compensation committee reviews all components of executive officer compensation for consistency with the company’s philosophy as in effect from time to time. The compensation committee also oversees and recommends director compensation to the board of directors.

The compensation committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties and to determine the terms, costs and fees for such engagements. The compensation committee has the sole authority to retain or terminate any consulting firm used to evaluate director, Chief Executive Officer or executive compensation, and to determine and approve the terms of engagement the fees and costs for such engagements. We pay the fees and costs of any consultant or advisor engaged by the compensation committee to assist in it in performing any of its duties.

The compensation committee meets as often as it deems appropriate, but not less frequently than once each year, to review the compensation of our executive officers, and to otherwise perform its duties under its charter.

To fulfill its responsibilities and duties, the compensation committee:

•
Determines all compensation for our Chief Executive Officer, including incentive-based and equity-based compensation. Our Chief Executive Officer may not be present during such voting or deliberations;

•
Reviews and approves annual performance objectives and goals relevant to compensation for our Chief Executive Officer and evaluates the performance of our Chief Executive Officer in light of these goals and objectives;

•
Considers, in determining the long-term incentive component of compensation for our Chief Executive officer, the performance of SCOLR Pharma and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our chief executive officer in past years;

•
Makes recommendations to the board of directors regarding incentive-based or equity-based compensation plans in which our executive officers participate, reviews and approves salaries, incentive and equity awards for other executive officers and oversees the evaluation of management;

•	Approves all employment, severance, or change-in-control agreements, special or supplemental benefits applicable to our executive officers; and,

•
Periodically reviews and advises the board of directors concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for our Chief Executive Officer and our other executive officers relative to comparable companies in our industry.

Analysis of Named Executive Officer Compensation During 2007

Salary – The primary factors in the compensation committee’s consideration of salary included anticipated increases in the labor market and competitive practices.  Based on these factors, the compensation approved an 8% aggregate increase to the named executive officers’ salaries.  The increases were effective January 1, 2007.  Mr. Wilds’s salary increased 4% to

$350,000.  The increases for the other named executive officers included a 17% increase for Mr. Levy, an 8% increase for Mr. Mitchel, and an 8% increase for Mr. Turner.  All of the named executive officers’ salaries for 2007 were at or above the 50th percentile (median) of the market identified in our competitive analysis.

Bonus – The named executive officers’ annual target bonuses were determined as a percent of annual salary.  The amount of the bonus for each named executive officer varied based on the achievement of specified company and individual performance goals.  These goals for 2007 included advancing the development of our CDT programs, entering into strategic relationships, and securing additional financing.  Milliman observed that the target bonus levels were below the median identified in our competitive analysis.  The compensation committee considered competitive data and the factors described earlier in approving the executive officers’ target bonuses.

Long-term Incentives – Our long-term incentive compensation historically has consisted entirely of stock options. The compensation committee considered the value of exercisable and unvested stock options held by our executive officers and did not grant annual stock option awards for fiscal 2007.  In connection with the compensation committee’s compensation analysis for fiscal 2008, we granted annual stock option awards to our executive officers in December 2007 and also granted restricted stock awards to our executive officers in February 2008.  The stock option grants are disclosed in the Grants of Plan-Based Awards table.

We do not believe that the estimated fair value of our stock option grants in the Summary Compensation Table and the Grants of Plan-Based Awards table is a measure of the compensation actually received or that may be received.  Our executives are motivated by the potential appreciation in our stock price above the exercise price of the stock options.

Compensation Planning for the Named Executive Officers for 2008

This section provides an update to compensation decisions and actions we made relative to executive officer compensation for 2008.

Highlights

•	The target total direct compensation opportunities for Messrs. Wilds, Levy, Mitchel and Turner are between the competitive median with the opportunity to reach or exceed the 75th percentile;

•	We entered into revised employment agreements with Messrs. Levy and Turner providing severance and post-termination compensation between the competitive median and the 75th percentile;

•
With the concurrence of Milliman, we increased the target bonuses for the named executive officers to position target total cash compensation between the competitive median with the opportunity to reach or exceed the 75th percentile and so that a greater percentage of total target direct compensation is variable compensation, which we believe will further align the interests of our named executive officers and stockholders;

•
The key components of the bonus program, as in fiscal 2007, reflect the achievement of specified company and individual performance goals, including advancing the development of our CDT-based programs, entering into strategic relationships, and securing additional financing.

2007 Compensation for our Chief Executive Officer

Mr. Wilds’s base salary in fiscal 2007 was $350,000.  His bonus for 2007 consisted of $34,125 in cash. Mr. Wilds’s base salary and bonus were determined by the compensation committee in the same manner as that for our other executive officers, and was based on the achievement of specified corporate goals and individual performance objectives, including, including advancing the development of our CDT-based programs, entering into strategic relationships, and securing additional financing.  Mr. Wilds also received a monthly car allowance of $500, paid vacation for four weeks and other customary benefits.  Mr. Wilds’s base salary for fiscal 2008 was set at $367,500.

2007 Executive Compensation and Related Information

The following tables, narratives and footnotes describe the total compensation and benefits for our named executive officers for fiscal 2007.   The values presented in the tables do not always reflect the actual compensation received by our named executive officers during the fiscal year.  In the narrative and footnotes we disclose the values actually received by the named executive officers.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Daniel O. Wilds President and Chief Executive Officer	2007	$350,023	$248,289	$34,125	$6,000	(4)	$638,437
	2006	335,000	260,336	163,313	6,000		764,649
Richard M. Levy Vice President of Finance and Chief Financial Officer	2007	216,023	127,418	37,800	3,344		384,585
	2006	185,000	124,028	66,500	2,000		377,528
Alan M. Mitchel Senior Vice President of Business and Legal Affairs	2007	281,822	300,062	35,225	4,260		621,369
	2006	260,925	269,307	123,937	4,185		658,354
Stephen J. Turner Vice President and Chief Technical Officer	2007	240,773	160,603	30,094	3,511		434,981
	2006	225,000	174,091	90,000	3,000		492,091
____________________________
(1)
Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R). The assumptions used with respect to the valuation of option grants are set forth in Note 14 to our consolidated financial statements.

(2)	Consists of a bonus based on the achievement of specified targets determined by our board of directors prior to the beginning of the fiscal year.
(3)	Except as otherwise indicated, consists of matching contributions to the SCOLR Pharma 401(k) Plan.
(4)	Consists of a car allowance.

Employment Contracts

We entered into an employment agreement with Mr. Wilds which provides that he will continue serving as our president and chief executive officer indefinitely, subject to termination as provided in the agreement. The agreement provided for an increase in Mr. Wilds’s base salary to $320,000 per year effective January 1, 2005 (subsequently increased to $367,500 per year) and annual reviews and possible increases in subsequent years. In addition, Mr. Wilds will be eligible to receive an annual bonus up to 65% percent of his base salary (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion; provided there has been a minimum gain in our market capitalization of 20% for the year under consideration for payment of a bonus. We may terminate Mr. Wilds’s agreement for “cause” without notice or compensation, except for unpaid base salary and other benefits already earned. If we terminate the agreement “without cause,” or if Mr. Wilds resigns for “good reason,” Mr. Wilds will receive a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 65% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year. The agreement also provides that Mr. Wilds will receive a monthly car allowance of $500, paid vacation of four weeks per year and other customary benefits.

We entered into an employment agreement with Mr. Mitchel, effective January 10, 2005, which provides that he will serve as senior vice president of business and legal affairs and chief legal officer indefinitely, subject to termination as provided in the agreement. The agreement provides for the payment of a base salary of $245,000 per year (subsequently increased to $295,889 per year), with annual reviews and possible increases in subsequent years. Mr. Mitchel will be eligible to receive an annual bonus up to 50% percent of his base salary (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion; provided there has been a minimum gain in our market capitalization of 20% for the year under consideration for payment of a bonus. We may terminate Mr. Mitchel’s agreement for “cause” without notice or compensation to Mr. Mitchel, except for unpaid base salary and other benefits already earned. If we terminate the agreement “without cause,” or if Mr. Mitchel resigns for “good reason,” Mr. Mitchel will receive a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 50% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

We entered into employment agreements with Richard M. Levy, Vice President of Finance and Chief Financial Officer, and Stephen J. Turner, Vice President of Research and Development and Chief Technology Officer on April 14, 2008 which replaced prior agreements for each of them. The new agreements provide that Messrs. Levy and Turner will continue serving in their current executive positions on an at will basis at a base salary of $226,800 and $252,800, respectively.  Mr. Levy and Mr. Turner will be eligible to receive an annual bonus up to 35% of their respective base salaries (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion.  We may terminate either agreement for “cause” without notice or compensation to the executive, except for unpaid base salary and other benefits already earned.  If we terminate the agreement “without cause,” or if the executive resigns for “good reason,” the executive will receive a lump sum payment equal to 87.5% of his then current base salary, a bonus equal to 35% of such base salary, accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to option awards and other plan-based awards granted during fiscal 2007 to our named executive officers:

2007 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Daniel O. Wilds	11/12/04	$—	$227,500	$—	—	$—	$—
	12/10/07	—	—	—	100,000	1.25	70,845
Richard M. Levy	12/15/05	—	75,600	—	—	—	—
	12/10/07	—	—	—	55,000	1.25	38,965
Alan M. Mitchel	1/10/05	—	140,900	—	—	—	—
	12/10/07	—	—	—	65,000	1.25	46,049
Stephen J. Turner	12/13/05	—	120,375	—	—	—	—
	12/10/07	—	—	—	30,000	1.25	21,253
____________________________
(1)
We award cash bonuses based on the achievement of specified financial targets determined by our board of directors prior to the beginning of the fiscal year and specified in the employment agreements of the named executive officers. The target payout amounts are as specified in the employment agreements for Messrs. Wilds, Levy and Mitchel, and as set by the board of directors at the beginning of each fiscal year for Mr. Turner. The actual amount paid to each named executive officer for fiscal 2007 is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel O. Wilds	250,000	—		2.10	8/6/13
	291,898	8,102	(2)	3.21	11/10/14
	—	100,000	(1)	1.25	12/9/17
Richard M. Levy	108,332	41,688	(3)	4.49	12/14/15
	—	55,000	(1)	1.25	12/9/17
Alan M. Mitchel	194,444	5,556	(2)	4.50	1/9/15
	33,333	26,667	(1)	5.70	4/27/16
	—	65,000	(1)	1.25	12/9/17
Stephen J. Turner	23,000	—		0.66	2/8/11
	15,000	—		0.56	5/23/11
	50,000	—		1.05	5/14/13
	55,000	—		3.15	4/14/14
	60,000	—		4.80	12/5/14
	33,332	26,668	(1)	5.70	4/27/16
	—	30,000	(1)	1.25	12/9/17
____________________________
(1)	The option vests at the rate of 1/3 of the underlying shares on the first anniversary of the date of grant and 1/36 of the shares each month thereafter.
(2)	The option vests at the rate of 1/36 of the underlying shares on the initial vesting date of grant and 1/36 of the shares each month thereafter.
(3)
The option vested with respect to 25,000 of the underlying shares on the date of grant, with the remaining option vesting at the rate of 1/3 of the underlying shares on the first anniversary of the date of grant and 1/36 of the shares each month thereafter.

Option Exercises and Stock Vested During Fiscal 2007

Name	Number of Shares Acquired on Exercise ($)	Value Realized on Exercise ($)
Stephen J. Turner	17,000	$18,020

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our named executive officers that set forth such officers’ initial base salary and additional benefits in connection with certain employment termination events or upon a change in control of SCOLR Pharma.  Each officer is an “at will” employee of ours and may terminate employment with us at any time. Similarly, we can terminate any such officer’s employment at any time, with or without cause. In the event that, prior to a change in control, we terminate such officer’s employment other than for cause or if such officer resigns for good reason, he is entitled to receive certain benefits.

Mr. Wilds is entitled to severance benefits if we terminate his employment “without cause,” or if Mr. Wilds resigns for “good reason.” The severance benefits include a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 65% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

Mr. Levy is entitled to severance benefits if we terminate his employment “without cause,” or if Mr. Levy resigns for “good reason.” The severance benefits include a lump sum payment equal to 87.5% of his then current base salary, a bonus payment equal to 35% of such base salary, accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year. Mr. Levy’s stock options will fully vest and become immediately exercisable in the event of a change in control.

Mr. Mitchel is entitled to severance benefits if we terminate his employment “without cause,” or if Mr. Mitchel resigns for “good reason.” The severance benefits include a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 50% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

Mr. Turner is entitled to severance benefits if we terminate his employment “without cause,” or if Mr. Turner resigns for “good reason.” The severance benefits include a lump sum payment equal to 87.5% of his then current base salary, a bonus payment equal to 35% of such base salary, accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year. Mr. Turner’s stock options will fully vest and become immediately exercisable in the event of a change in control.

Assuming the employment of our named executive officers were to be terminated involuntarily or terminates for good reason on December 31, 2007, in connection with or within twelve months of a change in control, they would be entitled to payments in the amounts set forth opposite their name in the following table:

Executive Officer	Salary Lump Sum Payment ($)	Health Benefits ($)	Acceleration of Stock Options Vesting ($)
Daniel O. Wilds	$560,438	$14,000	$19,000
Richard M. Levy	277,830	18,000	10,450
Alan M. Mitchel	406,848	18,000	12,350
Stephen J. Turner	324,751	18,000	56,340

Termination for Cause

We are not obligated to make any cash payment to these executives if their employment is terminated by us for cause or by the executive without good reason.

Equity Acceleration

Our 2004 Equity Incentive Plan and the award agreements under the plan provide for accelerated vesting of unvested awards under certain involuntary terminations.  The plan also provides that, in the event of a change in control, any options which are neither assumed or substituted for by the acquiror in connection with the change in control nor exercised as of the date of the change in control shall terminate and cease to be outstanding effective as of the date of the change in control.  However, our board of directors may, in its discretion, provide in any option award agreement that, in the event of a change in control, the vesting of the option will accelerate upon such circumstances and to such extent as specified in such award agreement.

280G Tax Adjustment

If any payment or benefit received or to be received by Messrs. Wilds or Mitchel under their respective employment agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue

Code, then he may elect to reduce the amounts payable to him in order to avoid any payment which would be nondeductible by us under Section 280G.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its other highly compensated executive officers. The compensation committee established a Section 162 subcommittee which is comprised solely of outside directors (currently Mr. Caudill and Mr. Lucas) for purposes of Section 162(m) of the Internal Revenue Code as amended. The subcommittee was authorized to approve compensation arrangements for our highly compensated officers, as well as approve stock option grants to executive officers and directors. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Section 162(m) subcommittee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance under Section 162(m).

Release of Claims

As a condition to each executive’s entitlement to receive the cash severance payments referenced in the tables above, the executive is required to execute a release of claims against SCOLR Pharma.

Director Compensation

Our board of directors, based on competitive data, determined the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who are not employees, effective as of January 1, 2007:

•	each non-employee director (who does not serve as chairman of the board) receives an annual retainer of $25,000 and an annual stock option grant for 17,500 shares of our common stock;

•	the chairman of the board receives an annual retainer of $35,000 and an annual stock option grant for 22,500 shares of our common stock;

•	the chairman of the audit committee receives an additional annual retainer of $5,000; and,

•	each non-employee director is reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Each new non-employee director receives a pro-rated annual cash retainer and annual stock option grant upon commencement of service on the board. The cash retainers to board members are paid on a quarterly basis in arrears. In the case of continuing directors, the stock option awards are automatically granted on the date of the annual stockholder meeting each year, with all such stock option grants having an exercise price equal to the closing price per share of our common stock as reported on the American Stock Exchange on the last trading day prior to the date of grant. The stock options shall become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time. In the event of a change in control, each outstanding non-employee director option will become immediately vested exercisable in full.

The following table illustrates the total compensation for board service to be received by our directors for 2007:

Director	Fees Earned or Paid in Cash ($)	Stock Option Awards (#)	Value of Option Awards ($)[1]	Total Compensation for Board Service ($)
Non-employee director	$25,000	17,500	$88,958	$113,958
Chairman of the Board	35,000	22,500	114,374	149,374
Audit Committee Chairman	30,000	17,500	88,958	118,958
Director who is also an employee	—	—	—	—
____________________________
1	Based on FAS 123R fair value as of June 7, 2007.

In August 2007, the board of directors approved for members of our board of directors who are not employees such that each new non-employee director receives an initial stock option grant for 32,500 shares of our common stock upon commencement of service on the board.  These stock options will become exercisable in 36 equal monthly installments following the date of grant if such person is still serving as a director at such time.  Each new non-employee director continues to receive an annual stock option grant for 17,500 shares of our common stock upon commencement of service on the board, pro-rated and exercisable in equal monthly installments for the number of months remaining until our next annual meeting if such person is still serving as a director at that time.  The stock options will have an exercise price equal to the closing price per share of our common stock as reported on the American Stock Exchange on the date the member becomes a director.

Director Compensation Table

The following table sets forth information concerning the compensation earned during fiscal 2007 by each individual who served as a non-employee director at any time during the fiscal year:

Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Option Awards (#)	All Other Compensation ($)		Total ($)
Randall L-W. Caudill	$25,000	$88,958	17,500	$—		$113,958
Dr. Reza Fassihi	25,000	88,958	17,500	48,000	(3)	161,958
Herbert L. Lucas, Jr.	30,000	88,958	17,500	—		118,958
Dr. Bruce S. Morra	12,500	157,802	47,083	—		170,302
Wayne L. Pines	25,000	88,958	17,500	—		113,958
Hans Mueller (5)	12,500	—	—	—		12,500
Dr. Jeffrey B. Reich (6)	6,250	165,298	69,167	—		171,548
Michael N. Taglich	35,000	114,374	22,500	(29,156	)(4)	120,218
Gregory L. Weaver	6,250	101,457	44,167	—		107,707
____________________________
(1)	Reflects fees earned and paid in 2007.
(2)
The grant date fair value for stock options was developed using the Black-Scholes option pricing model in accordance with SFAS No. 123R. The grant date fair values were developed solely for the purpose of comparative disclosure in accordance with Securities and Exchange rules using the same valuation model and assumptions as applied for purposes of our financial statements for the year ended December 31, 2007 and are not intended to predict future performance or future prices of our stock. The ultimate values of these stock options will depend on our future performance and the future market price of our common stock and cannot be forecast with reasonable accuracy.

(3)	Reflects payments of consulting fees of $4,000 per month.
(4)
Reflects a reduction in expense associated with our advisory services agreement with Mr. Taglich due to a decline in the Company stock price during 2007. The Agreement terminated on November 5, 2007. Mr. Taglich received 100,000 stock options under the advisory service agreement. Based on the performance criteria 50,000 stock options vested to purchase shares of our common stock at an exercise price of $4.61 a share. The shares are exercisable over a ten year period from the date of grant.

(5)	Dr. Mueller did not stand for re-election as a director in June 2007.
(6)
In January 2007, Dr. Reich received options to purchase 25,000 shares of our stock as a consultant in connection with services which facilitated our alliance with BioCryst Pharmaceuticals. In addition, Dr. Reich received options to purchase 44,167 shares of our stock for services rendered as a director.

During 2007, we paid Dr. Fassihi $48,000 in consulting fees. We entered into a consulting agreement with Dr. Fassihi on December 22, 2000, which has been amended and supplemented by additional services agreements. Under the consulting agreement, we agreed to pay Dr. Fassihi a monthly retainer of $4,000 and an hourly fee of $100 (which is credited against the retainer), subject to termination upon 30 days notice by either party. In addition, we are obligated to pay Dr. Fassihi royalties for sales of products relating to certain intellectual property assigned to us by Dr. Fassihi. Under the terms of his consulting agreement, we own any and all intellectual property relating to the services provided under the agreements.

We have agreements with Temple University providing us with exclusive worldwide rights for certain patents related to our Controlled Delivery Technology (CDT®). On July 11, 2006, we completed an amendment to the license agreement with Temple dated September 6, 2000, relating to our rights to U.S. Patent No. 6,090,411. The amendment provides for a reduction in the amount of the royalty for sales of prescription drugs covered by the license as well as a reduction in the annual license maintenance fee payable to Temple University. The inventors agreed to waive their rights to payment of future royalties received by Temple University based on sales of prescription drugs as well as the portion of the annual license maintenance fee attributable to prescription drugs.

Equity Compensation Plan Information

We currently maintain our 2004 Equity Incentive Plan that provides for the issuance of our common stock to officers and other employees, directors and consultants. We also maintain our 1995 Stock Option Plan with respect to options granted under that plan, however, the 1995 plan has terminated and we no longer grant options under that plan. The plans have been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under our 2004 plan as of December 31, 2007.

Plan Category	Number of shares to be Issued upon exercise of Outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	7,301,745	$2.87	1,573,335
Equity compensation plans not approved by stockholders	None		None
Total	7,301,745		1,573,335

2004 Equity Incentive Plan

General.    Under the Plan, our employees, consultants, officers and directors may be granted equity-based incentive awards in the form of stock options, stock appreciation rights, stock awards, and performance awards, and directors may receive director fee awards and outside directors will be entitled to automatic grants of stock options.

Authorized Shares.    The Plan authorizes the issuance of up to 2,000,000 shares of common stock, plus 350,104 shares which were previously reserved for issuance under the 1995 Stock Option Plan but not subject to outstanding options, and shares of common stock subject to outstanding options under the 1995 Stock Option Plan to the extent shares of common stock are not issued pursuant to such options. If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased us, any such shares that are reacquired or subject to a terminated award will again become available for issuance under the Plan. Appropriate adjustments will be made to the number of shares reserved under the Plan, the share limits affecting incentive stock options, the grant limits and the terms of any outstanding awards in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure.

Administration.    The Plan is administered by our compensation committee. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code, administration must be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the Plan, the Committee will determine in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject under some circumstances to certain limitations on the exercise of its discretion required by Section 162(m), amend or cancel any award, waive any restrictions or conditions applicable to any award, and accelerate, extend or defer the vesting of any award. The Committee will have the authority to interpret the Plan and awards granted thereunder, and any such interpretation by the Committee will be binding.

Eligibility.    Awards may be granted to employees, officers, consultants and directors. In addition, awards may be granted to prospective service providers in connection with written employment offers, provided that no shares subject to any such award may be acquired prior to such person’s commencement of service. Incentive stock options may be granted only to employees, and director fee awards and outside director grants may be granted only to members of our board of directors who, as of the time of grant, are not employees.

Stock Options.    The Committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options or any combination thereof. Each option granted under the Plan must be evidenced by a written agreement specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan. Incentive stock options must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant, while nonstatutory stock options may have an exercise price that is less than fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our common stock must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The Plan provides that the option exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, by tender, to the extent legally permitted, of shares of common stock owned by the optionee having a fair market value not less than the exercise price, or by such other lawful consideration as may be approved by the Committee. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted by us, through the optionee’s surrender of a portion of the option shares.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Committee. The maximum term of an option granted under the Plan is ten years, provided that an incentive stock option granted to a 10% stockholder must have a term not exceeding five years. An option generally will remain exercisable for three months following the optionee’s termination of service, unless such termination results from the optionee’s death or disability, in which case the option generally will remain exercisable for twelve months following termination, provided that in no case may an option be exercised after its expiration date.

Incentive stock options are not transferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory stock options granted under the Plan may be assigned or transferred to the extent permitted by the Committee and set forth in the option agreement.

Stock Appreciation Rights.    A Stock Appreciation Right (SAR) entitles the holder thereof to receive, for each share as to which the award is granted payment of an amount, in cash, shares of common stock, or a combination thereof, as determined by the Committee, equal in value to the excess of the fair market value of a share of common stock on the date of exercise over an exercise price as determined by the Committee. SARs may be granted in tandem with an option or on a stand-alone basis. SARs are exercisable at such times, and subject to such conditions, as the Committee may prescribe at the time of granting such award, provided that a SAR granted in tandem with a stock option can only be exercised to the extent that the related option is itself exercisable. The grant shall specify the number of shares of common stock as to which the SAR is granted.

The Committee shall determine and set forth in the participant’s award agreement, evidencing the SAR, the effect of the termination of the participant’s service on the SAR. SARs may not be assigned or transferred other than by will or the laws of descent and distribution.

Stock Awards.    Awards of restricted stock may be granted by the Committee subject to such vesting restrictions for such periods as may be determined by the Committee and set forth in a written agreement. Restricted stock may not be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant’s continued service or other factors, such as performance criteria established by the Committee. Participants holding restricted stock will have the right to vote the shares and to receive all dividends and other distributions, except that any dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Unless otherwise provided by the Committee, upon a participant’s termination of service, the participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed.

Performance Awards.    The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as may be determined by the Committee and set forth in a written agreement. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of common stock determined on the grant date, in the case of performance shares, and $100 per unit, in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

The Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following measures: revenue, operating income, pre-tax profit, net income, gross margin, operating margin, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added and cash flow. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will, according to criteria established by the Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. In the event we pay cash dividends on our common stock, the Committee may provide for the payment of dividend equivalents to a participant awarded performance shares. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

The Committee will determine, in its sole discretion, and include in the applicable award agreement, the effect of a participant’s termination of service prior to completion of the applicable performance period. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Grant Limits.    No employee may be granted under the Plan, during any fiscal year, (a) options to purchase more than five hundred thousand shares of common stock, (b) 300,000 shares of restricted stock on which the restrictions are based on performance goals, as described under “Performance Awards” above, (c) performance shares that could result in the employee receiving more than 300,000 shares of common stock or (d) performance units that could result in the employee receiving more than $2,500,000. The grant limits are intended to permit compensation received by certain executive officers in connection with certain awards granted under the Plan to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code. Performance-based compensation is not counted toward the limit on the amount of executive compensation that public companies are permitted to deduct for federal income tax purposes under Section 162(m).

Change in Control.    The Plan defines a “change in control” as any of the following events upon which our stockholders immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of our voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of our voting securities, our successor or the corporation to which our assets were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of our voting stock; (ii) a merger or consolidation in which we are a party; (iii) the sale, exchange or transfer of all or substantially all of our assets; or, (iv) our liquidation or dissolution. In the event of a change in control, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may either assume all outstanding awards or substitute new awards having an equivalent value. Any options which are neither assumed nor substituted nor exercised as of the change in control terminate; provided that the Committee may provide otherwise in an award agreement. Any option not assumed, replaced or exercised prior to the change in control will terminate upon the change in control. The Plan authorizes the Committee, in its discretion, to provide in any award agreement that if, within a period following a change in control specified by the Committee, the participant’s service is involuntarily terminated without cause or the participant resigns for certain reasons as specified in the Plan, then the exercisability, vesting and payment of such participant’s outstanding awards will be accelerated to such extent as specified by the Committee and, if the outstanding award is an option, will remain exercisable for six months (or such other period specified by the Committee) following the date of the participant’s termination of service (but not beyond the expiration of the option’s term).

Termination or Amendment.    The Committee may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of our stockholders, the Committee may not (i) increase the maximum aggregate number of shares of common stock that may be issued under the (except in the case of stock splits, etc.), (ii) change the class of persons eligible to receive incentive stock options, or (iii) make any other amendment that would require the approval of our stockholders under applicable law, regulation or rule. No termination or amendment of the Plan will affect any then outstanding award unless expressly provided by the Committee, unless such termination or amendment is required to enable an option designated an incentive stock option to qualify as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

The Plan will continue in effect until the earlier of its termination by the Committee or the date on which all shares of common stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing awards granted under the Plan have lapsed.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management.  Based on our review and discussions, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in SCOLR Pharma’s 2008 Proxy Statement.

COMPENSATION COMMITTEE

Randall L-W. Caudill (Chairman)
Wayne L. Pines
Jeffrey B. Reich
Gregory L. Weaver

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to our code of business conduct and ethics, our directors, officers and employees are encouraged to avoid situations in which their personal, family or financial interests conflict or even appear to conflict with those of SCOLR Pharma. Our audit committee charter provides that the audit committee shall review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Related Person Transactions

We have entered into an advisory services agreement with Mr. Taglich, a member of our board of directors, described above under the caption “Director Compensation.” This agreement terminated on November 4, 2007.

Taglich Brothers, Inc. acted as our financial advisor in connection with our December 2007 sale of securities.  We paid Taglich Brothers, Inc. $112,509 for these financial advisory services, and this amount was deducted from the fee paid to ThinkEquity Partners as the placement agent Michael Taglich and his brother, Robert Taglich, are affiliates of Taglich Brothers, Inc.

We entered into a consulting agreement with Dr. Fassihi, which provides for minimum monthly payments of $4,000 per month and continues until terminated by either party on 30 days notice.  Dr. Fassihi also assigned us all of his right, title and interest in and to the technology known as “oral extended release dosage form based on the principle of controlled hydration” on May 24, 2001. Dr. Fassihi assigned all of his right, title and interest in the technology known as “multiple compressed asymmetric composite delivery system for release-rate modulation of bioactives” to us on August 1, 2002. We paid Dr. Fassihi $50,000 in connection with execution of this assignment agreement and filing of the patent and agreed to pay an additional fee upon issuance of the first patent.  We are obligated to pay Dr. Fassihi a share of upfront payments from customers and royalties based on product sales with respect to the intellectual property assigned to us under each agreement.

We entered into two license agreements with Temple University pursuant to which we obtained exclusive worldwide rights to two patents issued to Temple University which listed Dr. Fassihi as one of the inventors. Under the terms of Temple University’s development policy, the inventors receive 50% of the royalty payments received by the University. On July 11, 2006 we amended the license agreement with Temple University relating to the salt patent. The amendment provides for a reduction in the amount of the royalty for sales of prescription drugs covered by the license as well as a reduction in the annual license maintenance fee payable to Temple University.  In connection with the amendment to the license agreement, we paid $400,000 in cash to the inventors of the patent, including $200,000 to Dr. Fassihi, and the inventors agreed to waive their rights to payment of royalties received by Temple University based on sales of prescription drugs as well as the portion of the annual license maintenance fee attributable to prescription drugs in 2006.  As a result of these arrangements, we estimate that Dr. Fassihi received approximately $15,000 of the fees paid to Temple for the dual polymer patent during 2007.

In January 2007, Dr. Reich received options to purchase 25,000 shares of our stock as a consultant in connection with services which facilitated our alliance with BioCryst Pharmaceuticals.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of April 1, 2008, certain information regarding the beneficial ownership of SCOLR Pharma common stock by:

•	each shareholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each director and nominee for our board of directors;

•	each executive officer for whom compensation information is given in the Summary Compensation Table in this proxy statement; and,

•	all of our directors and executive officers as a group.

To our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)
Daniel O. Wilds	744,000	1.81%
Randall L-W. Caudill	166,400	*
Dr. Reza Fassihi	148,817	*
Herbert L. Lucas, Jr.	1,018,572	2.48%
Dr. Bruce S. Morra	47,083	*
Wayne L. Pines	129,426	*
Dr. Jeffrey B. Reich	69,167	*
Michael N. Taglich(3)	885,852	2.15%
Gregory L. Weaver	44,167	*
Richard M. Levy	244,600	*
Alan M. Mitchel	355,000	*
Stephen J. Turner	319,500	*
All directors and executive officers as a group (12 persons)	4,172,584	10.15%
____________________________
*	Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock shown as beneficially owned by the persons named in this table includes common stock underlying options and warrants exercisable within 60 days of April 1, 2008 as follows:

Name of Beneficial Owner	Number of Options/Warrants
Daniel O. Wilds	550,000
Randall L-W. Caudill	148,467
Dr. Reza Fassihi	97,291
Herbert L. Lucas, Jr.	304,717
Dr. Bruce S. Morra	21,249
Wayne L. Pines	125,967
Dr. Jeffrey B. Reich	41,527
Michael N. Taglich	355,692
Gregory L. Weaver	16,527
Richard M. Levy	125,673
Alan M. Mitchel	241,666
Stephen J. Turner	244,665

(2)
The percentage of common stock is calculated on the basis of 41,128,359 shares of common stock outstanding as of April 1, 2008, except that shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of April 1, 2008, are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(3)
Michael N. Taglich is the General Partner of a partnership that beneficially owns 40,000 shares of common stock and warrants to purchase 10,000 shares of common stock. Mr. Taglich disclaims beneficial ownership of the common stock owned by such partnership except to the extent of his pecuniary interest therein. Also includes beneficial ownership of warrants to purchase 7,000 shares of common stock held by Taglich Brothers, Inc. Michael N. Taglich is a stockholder and executive officer of Taglich Brothers, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish with us copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us and written representations by certain reporting persons regarding their compliance with the applicable reporting requirements we believe that, during fiscal 2007, all Section 16(a) filing requirements were complied with.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2009 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than January 5, 2009. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal, addressed to the Secretary at our principal executive offices, not less than seventy-five (75) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event less than ninety (90) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be so received by the Secretary not later than the close of business on the fifteenth (15th) day following the day on which such notice of meeting was mailed or such public disclosure was made, whichever occurs first.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2008 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2007 annual report (which is not a part of our proxy soliciting materials) is being mailed to stockholders with this proxy statement. Our Annual Report on Form 10-K for fiscal 2007 and the exhibits filed with it are available at our web site at www.scolr.com/financial.html. Upon request by any stockholder to the following address, a copy of the Annual Report on Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits:

Investor Relations SCOLR Pharma, Inc. 3625 132nd Avenue SE Suite 400 Bellevue, Washington 98006 (425) 373-0171

By Order of the Board of Directors

By:
DANIEL O. WILDS
President and Chief Executive Officer
April 30, 2008

Appendix A
SCOLR Pharma, Inc.

CHARTER OF THE AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

I.    STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of SCOLR Pharma, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, and otherwise assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public.  The Committee will also review the qualifications, independence and performance, and approve the terms of engagement, of the Company’s independent auditor, and prepare any reports required of the Committee under applicable law, the rules and regulations of the Securities and Exchange Commission (“SEC”) or the listing requirements of the American Stock Exchange (collectively, “Applicable Law”).   Further, the Committee will recommend codes of conduct and ethics applicable to the Company and will oversee the performance of the Company’s internal audit function.

The Company will provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company.  The Committee, at its discretion, has the authority to initiate special investigations and hire special legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary, in fulfilling its duties under this Charter.  The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and Applicable Law, as the Committee or the Board deems necessary or appropriate.

II.    ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee will be comprised of two or more directors, each of whom will satisfy the independence, experience and financial literacy requirements of any Applicable Law.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.  In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.

If deemed necessary or appropriate from time to time by the Board, at least one member will be an audit committee financial expert as determined by the Board in accordance with the rules and regulations of the SEC.

The members of the Committee will be appointed by the Board and will serve until their successors are duly elected and qualified or their earlier resignation or removal.  Any member of the Committee may be removed or replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.    MEETINGS

The Committee will meet as often as it determines, but not less frequently than quarterly or as required by Applicable Law. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate.  The Committee will meet with management and the independent auditor in separate executive sessions, in each case as appropriate. The Committee will meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports.  The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

A majority of the members (or both if there are only two members) will represent a quorum of the Committee, and, if a quorum is present, any action approved by a majority of the members present will represent the valid action of the Committee.

IV.    COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee will, in each case to the extent required by Applicable Law or otherwise deemed advisable by the Committee:

A.           Oversight of the Company’s Independent Auditor

1.      Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2.      Periodically review and discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

3.      Annually review and discuss any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence, and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

4.      Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that, except as otherwise required by Applicable Law, (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder, and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approvals shall be presented to the Committee at its next scheduled meeting, and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of subsections (x) and (y) above.

5.      Meet with the independent auditor prior to the audit to discuss the planning of the audit.

6.      Approve as necessary the termination of the engagement of the independent auditor.

7.      Review with the independent auditor any significant difficulties encountered during the course of the audit or otherwise, as appropriate, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements, in each case as reported by the independent auditor.  Receive from and review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but that were “passed” (as immaterial or otherwise), any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company, or any other material written communication provided by the auditor to the Company’s management.

8.      Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, and the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

B.           Review of Financial Reporting, Policies and Processes

1.      Review and, to the extent deemed appropriate by the Committee, discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor.

2.      Review and, to the extent deemed appropriate by the Committee, discuss with management and the independent auditor the Company’s quarterly financial statements.

3.      Review and, to the extent deemed appropriate by the Committee, discuss earnings press releases and other information provided to securities analysts and rating agencies.

4.      Periodically meet separately with management and with the independent auditor, as deemed appropriate by the Committee.

5.      Review with management on a quarterly basis its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review annually with the independent auditor any attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or any such independent auditor’s attestation.

6.      Receive reports from the independent auditor concerning, and review with management to the extent deemed appropriate by the Committee, the effect of regulatory and accounting initiatives on, the financial statements of the Company.  Consider and approve, if deemed appropriate by the Committee, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

C.           Risk Management, Related Party Transactions, Legal Compliance, Corporate Governance and Ethics

1.      Review with the chief executive officer and principal financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2.      As requested by the Board review and approve any related-party transactions.

3.      Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.  Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4.      Receive from and discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raises material issues regarding the Company’s financial statements or accounting policies.

5.      Adopt a Code of Conduct and Ethics for the Company’s employees, officers and directors, which Code of Conduct and Ethics will meet the requirements of Section 406 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder, and provide for the prompt review and public disclosure of any change in, or waiver of, such Code of Conduct and Ethics to the extent required by Applicable Law.

6.      Review such Code of Conduct and Ethics periodically and recommend such changes to such Code of Conduct and Ethics as the Committee deems appropriate.

7.      Review and investigate conduct alleged by the Board, the Company’s Compliance Officer, or otherwise, to be in violation of the Company’s Code of Conduct and Ethics, and adopt, as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

8.      Adopt procedures for monitoring and enforcing compliance with the Code of Conduct and Ethics.

9.      As deemed appropriate by the Committee, review with the Company’s legal counsel and report to the Board on material litigation, government investigations and compliance with applicable legal requirements.

10.           Prepare the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

11.           Develop, in connection with the Nominating and Corporate Governance Committee orientation materials for new directors and corporate governance-related continuing education for all Board members.

12.           Report to the Board on the Committee’s activities, recommendations and conclusions, as deemed appropriate by the Committee.

13.           Review and reassess the Audit Committee Charter’s adequacy as deemed appropriate by the Committee and recommend any proposed changes to the Board for approval.

SCOLR Pharma, Inc.
PROXY FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Daniel O. Wilds and Alan M. Mitchel, and each of them, with full power of substitution, as proxies to represent and vote as designated in this proxy any and all of the shares of common stock of SCOLR Pharma, Inc., held of record by the name of the undersigned on the Company's books on April 17, 2008, at the Annual Meeting of Stockholders of SCOLR Pharma, Inc. to be held in New York, New York at 10:00 a.m. on June 5, 2008, and any continuation or adjournment thereof, with all powers the undersigned would possess if personally present at the meeting.

The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as specified with respect to the proposals listed below, or, if no specification is made, to vote in favor thereof.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

☒ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED AND "FOR" ITEM 2.

1. ELECTION OF NINE (9) DIRECTORS

01. Randall L-W. Caudill
☐ **FOR** ☐ **WITHHELD**

02. Reza Fassihi
☐ **FOR** ☐ **WITHHELD**

03. Herbert L. Lucas, Jr.
☐ **FOR** ☐ **WITHHELD**

04. Wayne L. Pines
☐ **FOR** ☐ **WITHHELD**

05. Bruce S. Morra
☐ **FOR** ☐ **WITHHELD**

06. Jeffrey B. Reich
☐ **FOR** ☐ **WITHHELD**

07. Michael N. Taglich
☐ **FOR** ☐ **WITHHELD**

08. Gregory L. Weaver
☐ **FOR** ☐ **WITHHELD**

09. Daniel O. Wilds
☐ **FOR** ☐ **WITHHELD**

2. COMPANY PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Signature: ________________________ Date: ____________

Signature: ________________________ Date: ____________

Note: Sign exactly as your name(s) appears on your stockholder certificate. If shares of stock are held in the name of two or more persons or in the name of a husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.